July 1, 2005



U.S. Global Investors Funds
7900 Callaghan Road
San Antonio, TX 78229

Re: Fund Expense Caps


The Adviser has contractually limited total fund operating expenses to not exceed 1.75% for the All American Fund, 0.70% for the Tax Free Fund, and 0.45% for the Near-Term Tax Free Fund and the Government Securities Savings Fund on an annualized basis through November 1, 2006, and until such later date as the Adviser determines.



/s/ Frank E. Holmes
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Frank E. Holmes
Chief Executive Officer